UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Universal Health Realty Income Trust

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notes:

May 1, 2007

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Universal Health Realty Income Trust (the “Trust”) which will be held on Friday, June 1, 2007 at 10:00 AM, at the offices of the Trust, Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania for the following purposes:

(1)	the election by our shareholders of two Class III Trustees, to serve for a term of three years, until the annual election of Trustees in the year 2010 and election and qualification of his successor;

(2)	the approval of the proposed Universal Health Realty Income Trust 2007 Restricted Stock Plan;

(3)	the consideration of one shareholder proposal, if properly brought before the meeting; and

(4)	to transact such other business as may properly come before the meeting or any adjournment thereof.

Detailed information concerning these matters is set forth in the attached Notice of Annual Meeting of Shareholders and Proxy Statement.

Your vote is important. Whether or not you plan to attend the meeting, please either vote by telephone, by internet, or by promptly signing and returning your proxy card in the enclosed envelope. If you then attend and wish to vote your shares in person, you still may do so. In addition to the matters noted above, we will discuss the business of the Trust and be available for your comments and discussion relating to the Trust.

I look forward to seeing you at the meeting.

Sincerely,

Alan B. Miller
Chairman of the Board, Chief Executive Officer and President

UNIVERSAL CORPORATE CENTER

367 SOUTH GULPH ROAD

KING OF PRUSSIA, PENNSYLVANIA 19406

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

June 1, 2007

Notice is hereby given that the Annual Meeting of Shareholders of Universal Health Realty Income Trust (the “Trust”) will be held on Friday, June 1, 2007 at 10:00 AM, at the offices of the Trust, Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania for the following purposes:

(1)	the election by our shareholders of two Class III Trustees, to serve for a term of three years, until the annual election of Trustees in the year 2010 and election and qualification of their successors;

(2)	the approval of the proposed Universal Health Realty Income Trust 2007 Restricted Stock Plan;

(3)	the consideration of one shareholder proposal, if properly brought before the meeting; and

(4)	to transact such other business as may properly come before the meeting or any adjournment thereof.

You are entitled to vote at the Annual Meeting only if you were a shareholder of record at the close of business on April 20, 2007.

You are cordially invited to attend the Annual Meeting in person. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE BY TELEPHONE, INTERNET OR MARK YOUR VOTES, THEN DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO VOTE YOUR SHARES IN PERSON.

BY ORDER OF THE BOARD OF TRUSTEES

Cheryl K. Ramagano
Secretary

King of Prussia, Pennsylvania

May 1, 2007

Universal Corporate Center

367 South Gulph Road

King of Prussia, PA 19406

PROXY STATEMENT

QUESTIONS AND ANSWERS

1.	Q: Why am I receiving these materials?

A:	This Proxy Statement and enclosed form of proxy (first mailed to shareholders on or about May 1, 2007) are furnished in connection with the solicitation of proxies by our Board of Trustees for use at the Annual Meeting of Shareholders, or at any adjournment thereof. The Annual Meeting will be held on Friday, June 1, 2007 at 10:00 a.m., at our offices located at Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania. As a shareholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this Proxy Statement.

2.	Q: What is the purpose of the Annual Meeting?

A:	The Annual Meeting is being held to: (1) elect two Class III Trustees, who will serve for a term of three years until the annual election of Trustees in the year 2010 and the election and qualification of their successors; (2) to vote upon the proposed Universal Health Realty Income Trust 2007 Restricted Stock Plan; (3) to vote upon one shareholder proposal, if properly brought before the meeting; and (4) to transact such other business as may properly be brought before the meeting or any adjournment thereof. We will also discuss our business and be available for your comments and discussion.

3.	Q: How may I obtain your Annual Report for 2006?

A:	A copy of our Annual Report to Shareholders, including financial statements for the year ended December 31, 2006, is enclosed herewith. Refer to question 25 for information on how to request additional information from us.

4.	Q: Who may attend the Annual Meeting?

A:	Shareholders of record as of the close of business on April 20, 2007, or their duly appointed proxies, may attend the meeting. Shareholders whose shares are held through a broker or other nominee will need to bring a copy of a brokerage statement reflecting their ownership of our shares as of the record date.

5.	Q: Who is entitled to vote at the Annual Meeting?

A:	Only shareholders of record as of the close of business on April 20, 2007 are entitled to vote at the Annual Meeting. On that date, 11,795,383 shares of beneficial interest, par value $.01 per share, were outstanding.

6.	Q: Who is soliciting my vote?

A:	The principal solicitation of proxies is being made by our Board of Trustees by mail. Certain of our officers and employees and certain officers and employees of UHS of Delaware, Inc. (our “Advisor”), a wholly-owned subsidiary of UHS, or its affiliates, none of whom will receive additional compensation therefore, may solicit proxies by telegram, telephone or other personal contact. We will bear the cost of the solicitation of the proxies, including postage, printing and handling and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of shares.

7.	Q: What items of business will be voted at the Annual Meeting?

A:	The items of business that will be voted on include the election of two Class III Trustees, who will serve for a term of three years until the annual election of Trustees in the year 2010 and the election and qualification of their successors, the approval of the Universal Health Realty Income Trust 2007 Restricted Stock Plan, and one shareholder proposal, if it is properly brought before the meeting.

8.	Q: How does the Board of Trustees recommend that I vote?

A:	The Board of Trustees recommends that you vote your shares FOR the nominees for Class III Trustees, FOR the Universal Health Realty Income Trust 2007 Restricted Stock Plan and AGAINST the shareholder proposal.

9.	Q: How will voting on any other business be conducted?

A:	Other than the items of business described in this Proxy Statement, we know of no other business to be presented for action at the Annual Meeting. As for any other business that may properly come before the Annual Meeting, your signed proxy confers discretionary authority in the persons named therein. Those persons will vote or act in accordance with their best judgment.

10.	Q: What is the difference between a “stockholder of record” and a “street name” holder?

A:	These terms describe how your shares are held. If your shares are registered directly in your name with Computershare Trust Company, N.A. (the “Transfer Agent”), our transfer agent, you are a “stockholder of record.” If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a “street name” holder.

11.	Q: How do I vote my shares if I am a stockholder of record?

A:	You may vote by signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope. Unless otherwise indicated on the proxy, shares represented by any proxy will, if the proxy is properly executed and received by us prior to the Annual Meeting, be voted “FOR” each of the nominees for trustees. You may also vote by telephone or internet.

12.	Q: How do I vote by telephone or electronically?

A:	Instead of submitting your vote by mail on the enclosed proxy card, your vote can be submitted by telephone or electronically, via the internet. Please refer to the specific instructions set forth on the enclosed proxy card. For security reasons, our electronic voting system has been designed to authenticate your identity as a stockholder.

13.	Q: How do I vote my shares if they are held in street name?

A:	If your shares are held in street name, your broker or other nominee will provide you with a form seeking instruction on how your shares should be voted.

14.	Q: Can I change or revoke my vote?

A:	Yes. Any proxy executed and returned to us is revocable by delivering a later signed and dated proxy or other written notice to our Secretary at any time prior to its exercise. Your proxy is also subject to revocation if you are present at the meeting and choose to vote in person.

15.	Q: What is the vote required to approve each proposal?

A:	For the election of the Trustees, the nominee receiving the highest number of affirmative votes of the shares of beneficial interest, present in person or represented by proxy and entitled to vote, a quorum being present, shall be elected as the Class III Trustee. Only votes cast for the nominees will be counted, except that the accompanying proxy will be voted for a nominee in the absence of instruction to the contrary.

The affirmative vote of the holders of a majority of the shares of beneficial interest votes present in person or represented by proxy and entitled to vote is required for the approval of the Universal Health Realty Income Trust 2007 Restricted Stock Plan.

The affirmative vote of the holders of a majority of the shares of beneficial interest votes present in person or represented by proxy and entitled to vote is required for the approval of the shareholder proposal.

16.	Q: What constitutes a “quorum”?

A:	The shareholders entitled to vote as the meeting representing a majority of the total number of votes authorized to be cast by shares of beneficial interest then outstanding and entitled to vote on any question present in person or by proxy shall constitute a quorum at any such meeting for action on such question. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares to be considered present at the meeting.

17.	Q: What are our voting rights?

A:	Each share is entitled to one vote on each of the matters to be presented at the meeting.

18.	Q: What if I abstain from voting or withhold my vote?

A:	If you are entitled to vote at the Annual Meeting, you can abstain from voting or withhold authority to vote for any of the items of business. If you attend the meeting or send in your signed proxy with instructions to withhold authority to vote for one or both proposals, you will be counted for the purposes of determining whether quorum exists.

With respect to the election of the Trustees, abstentions and instructions on the accompany proxy card to withhold authority to vote will result in the nominee receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action.

If you abstain from voting on the Universal Health Realty Income Trust 2007 Restricted Stock Plan, your abstention will have the same effect as a vote against the proposal.

If you abstain from voting on the shareholder proposal, your abstention will have the same effect as a vote against the proposal.

19. Q:	Will my shares be voted if I do not sign and return my proxy card or do not vote by internet or telephone?

A:	If you are a registered shareholder and you do not sign and return your proxy card or do not vote by internet or telephone, your shares will not be voted at the Annual Meeting. If your shares are held in street name and you do not issue instructions to your broker, your broker may vote your shares at their discretion on routine matters, but may not vote your shares on non-routine matters.

Under the New York Stock Exchange rules, the proposal relating to the election of trustees is deemed to be routine matters with respect to which brokers and nominees may exercise their voting discretion without receiving instructions from the beneficial owner of the shares. The Universal Health Realty Income Trust 2007 Restricted Stock Plan and the shareholder proposal, however, are not routine matters and your broker or nominee may not vote your shares on these matters without receiving instructions.

20.	Q: What is a “broker non-vote”?

A:	“Broker non-votes” are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. Under the rules of the National Association of Securities Dealers, Inc., member brokers generally may not vote shares held by them in street name for customers unless they are permitted to do so under the rules of any national securities exchange of which they are a member. Under the rules of the New York Stock Exchange, New York Stock Exchange-member brokers who hold shares in street name for their customers and have transmitted our proxy solicitation materials to their customers, but do not receive voting instructions from such customers, are not permitted to vote on nonroutine matters.

Since the election of Trustees is a routine matter, a broker may turn in a proxy card voting shares at their discretion and without receiving instructions from you. Because the Universal Health Realty Income Trust 2007 Restricted Stock Plan and the shareholder proposal are not routine matters, your broker or nominee may not vote your shares on these matters without receiving instructions.

21.	Q: What is the effect of a broker non-vote?

A:	With respect to the election of Trustees, broker non-votes are treated as shares as to which the beneficial owners have withheld voting authority and therefore are shares not entitled to vote on the matter. Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum and will result in the nominee for Trustee receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action. Broker non-votes will have no effect on the outcome of the Universal Health Realty Income Trust 2007 Restricted Stock Plan or the shareholder proposal.

22.	Q: Who will count the votes?

A:	Our Transfer Agent will count the votes and serve as inspector of elections.

23. Q:	When are shareholder proposals due in order to be included in our Proxy Statement for the 2007 Annual Meeting?

A:	Any proposal that you wish to present for consideration at the 2008 Annual Meeting must be received by us no later than January 1, 2008. This date provides sufficient time for inclusion of the proposal in the 2008 proxy materials.

24.	Q: Can I receive more than one set of Annual Meeting materials?

A:	If you share an address with another shareholder, each shareholder may not receive a separate copy of our Annual Report and Proxy Statement. We will promptly deliver a separate copy of either document to any shareholder upon written or oral request to our Secretary at Universal Health Realty Income Trust, Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania 19406, telephone (610) 265-0688. If you share an address with another shareholder and (i) would like to receive multiple copies of the Proxy Statement or Annual Report to Shareholders in the future, or (ii) if you are receiving multiple copies and would like to receive only one copy per household, in the future, please contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

25. Q:	How can I obtain additional information about Universal Health Realty Income Trust (the “Trust”)?

A:	Copies of our Annual Report to Shareholders and Annual Report on Form 10-K for the year ended December 31, 2006 and our other annual, quarterly and current reports we file with the Securities and Exchange Commission, and any amendments to those reports, are available free of charge on our website, which is located at http://www.uhrit.com. Copies of these reports will be sent without charge to any shareholder requesting such copies in writing to our Secretary at Universal Health Realty Income Trust, Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania 19406. The information posted on our website is not incorporated into this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of March 31, 2007, the number of shares and the percentage of our outstanding shares owned beneficially, within the meaning of Securities and Exchange Commission Rule 13d-3, (i) by each person who is known to us to own beneficially more than 5% of our shares; (ii) by each Trustee and Trustee nominee and each executive officer named in the Summary Compensation Table, and; (iii) by all Trustees and executive officers as a group. No shares are pledged as security by any of our Trustees or executive officers.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percent of Outstanding Shares
Universal Health Services, Inc. (“UHS”) 367 South Gulph Road King of Prussia, PA 19406	787,543		6.7%

Barclays Global Investors, N.A. 45 Fremont Street San Francisco, CA 94105	730,032	(2)	6.20%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	652,599	(3)	5.54%

Miles L. Berger Berger Management Services, LLC 737 N. Michigan Ave., Suite 1570 Chicago, IL 60611	6,000	(4)	(5)

James E. Dalton, Jr. 6505 Edinburgh Drive Nashville, TN 37221	5,000	(4)	(5)

Elliot J. Sussman, M.D. Lehigh Valley Hospital & Health Network Cedar Crest Blvd. & Interstate 78 Allentown, PA 18105	3,000	(4)	(5)

Myles H. Tanenbaum A Wish Come True 2522 Pearl Buck Road Bristol, PA 19007	10,000	(4)	(5)

Alan B. Miller	109,400	(4)(6)	(5)

Charles F. Boyle	15,511	(4)	(5)

Cheryl K. Ramagano	13,303	(4)	(5)

Timothy J. Fowler 3525 Piedmont Rd., N.E. Atlanta, GA 30305	10,812	(4)	(5)

All Trustees & executive officers as a group (8 persons)	173,026	(4)(6)	1.4%

(1)	Unless otherwise shown, the address of each beneficial owner is c/o Universal Health Realty Income Trust, Universal Corporate Center, 367 South Gulph Road, King of Prussia, PA 19406.
(2)	These securities are held by Barclays Global Investors, N.A. Information is based on Schedule 13G filed January 23, 2007.
(3)	These securities are held by The Vanguard Group, Inc. Information is based on Schedule 13G filed February 14, 2007.
(4)	Includes shares issuable pursuant to stock options to purchase shares of beneficial interest held by officers and Trustees of the Trust and exercisable within 60 days of March 30, 2007 as follows: Miles L. Berger (5,000); James E. Dalton, Jr. (5,000); Elliot J. Sussman, M.D. (2,500); Myles H. Tanenbaum (5,000); Alan B. Miller (48,500); Charles F. Boyle (10,250); Cheryl K. Ramagano (10,250) and Timothy J. Fowler (8,000).
(5)	Less than 1%.
(6)	Includes 21,000 shares of beneficial interest beneficially owned by the Alan B. Miller Family Foundation, Alan B. Miller, as Trustee.

PROPOSAL NO. 1

ELECTION OF TWO TRUSTEES

We were organized under the laws of the State of Maryland as a real estate investment trust on August 6, 1986. Pursuant to our Declaration of Trust, the Trustees have been divided into three classes, with staggered terms. The terms of the Trustees in Class III expire at this meeting, the terms of the Trustees in Class I will expire at the 2008 Annual Meeting and the term of the Trustee in Class II will expire at the 2009 Annual Meeting. At each Annual Meeting, Trustees are elected for a term of three years to succeed those in the class whose term is expiring at such Annual Meeting.

The persons listed below currently constitute our Board of Trustees. The nominees for the Class III Trustees are Miles L. Berger and Elliot J. Sussman, M.D., with a term expiring at the 2010 Annual Meeting. They have been nominated to be elected for a three-year term. The Trustees have no reason to believe that the nominees will be unavailable for election; however, if either nominee becomes unavailable for any reason, the shares represented by the proxy will be voted for the person, if any, who is designated by the Board of Trustees to replace the nominee. The nominees have consented to be named and have indicated their intent to serve if elected.

Pursuant to our Declaration of Trust, a majority of our Trustees must be “Independent Trustees” with each class of Trustees containing at least one Independent Trustee. The Declaration of Trust defines an “Independent Trustee” as a Trustee who is not an affiliate of Universal Health Services, Inc. (“UHS”), the parent company of our Advisor, and does not perform any services for us, except as Trustee.

The following information is furnished with respect to the nominee for election as a Trustee and each member of the Board of Trustees whose term of office will continue after the meeting.

Name	Class of Trustee	Age	Principal Occupation During the Last Five Years	Trustee Since
NOMINEES WHOSE TERMS EXPIRE IN 2007
Miles L. Berger*	III	76	Chairman of the Board, Berger Management Services, LLC; Trustee, Innkeepers Trust USA, Board of Directors, Medallion Bank.	1998

Elliot J. Sussman, M.D.*	III	55	President and Chief Executive Officer of Lehigh Valley Hospital and Health Network since 1993. Director of VIASYS Healthcare Inc. and iCAD, Inc.	1999

TRUSTEES WHOSE TERMS EXPIRE IN 2008
Alan B. Miller	I	69	Chairman of the Board and Chief Executive Officer since 1986 and President of the Trust since February 2003. Chairman of the Board, President and Chief Executive Officer of Universal Health Services, Inc. since 1978. Director of Penn Mutual Life Insurance Company and Broadlane, Inc.	1986

Name	Class of Trustee	Age	Principal Occupation During the Last Five Years	Trustee Since
Myles H. Tanenbaum*	I	76	Vice Chairman, A Wish Come True, L.P. Formerly, Chairman of the Board of Arbor Enterprises, 1989-2005; President and CEO of both Arbor Property Trust (NYSE) (successor to EQK Green Acres, L.P.), 1986-1997, and EQK Realty Investors (NYSE), 1985 – 1993. Currently, Member of the Board of Directors of Penn-Presbyterian Hospital, and a member of the Board of Trustees of the University of Pennsylvania and of the Board of Overseers of the University’s Law School.	1990
TRUSTEE WHOSE TERM EXPIRES IN 2009
James E. Dalton, Jr.*	II	64	Chairman of the Board, Signature Hospital Corporation; President, Edinburgh Associates, Inc.; Former President, Chief Executive Officer and Director of Quorum Health Group, Inc. Director of Select Medical Corp. and US Oncology, Inc.	1997

*	Independent Trustee

THE TRUSTEES RECOMMEND A VOTE FOR THE ELECTION OF THESE NOMINEES AS TRUSTEES.

PROPOSAL NO. 2

APPROVAL OF THE UNIVERSAL HEALTH REALTY INCOME TRUST 2007

RESTRICTED STOCK PLAN

In April, 2007, our Board of Trustees adopted the Universal Health Realty Income Trust 2007 Restricted Stock Plan (the “2007 Plan”), subject to the approval of our shareholders, to replace our 1997 Incentive Plan (the “1997 Incentive Plan”), which expires in June 2007. The 2007 Plan is intended to provide a flexible vehicle through which we may offer equity based compensation incentives to our key personnel and our affiliates in order to facilitate our ability to motivate and reward eligible officers, employees, Trustees and other personnel and thereby enhance shareholder value.

In assessing this proposal, you should consider that our Trustees and executive officers are eligible to receive awards under the 2007 Plan and thus may have a substantial interest in this proposal.

Description of 2007 Plan

The following summary describes the principal features of the 2007 Plan and is qualified in its entirety by reference to the plan document, a copy of which is attached hereto as Annex A.

Effective Date.    The 2007 Plan became effective as of April 24, 2007 (the date of its adoption by our Board of Trustees), subject to approval by our shareholders.

Administration.    The 2007 Plan will be administered primarily by the Compensation Committee provided that, the full Board of Trustees will have sole responsibility and authority for matters relating to the grant and administration of awards to any member of the Board of Trustees who is not one of our officers or employees. Notwithstanding the foregoing, the full Board of Trustees may perform any function of the Compensation Committee under the 2007 Plan.

Eligibility.    Our executive officers, Trustees, employees, other personnel and consultants are eligible to participate in the 2007 Plan. Currently, our four named executive officers, each of our five Trustees and certain other personnel are considered eligible under the 2007 Plan.

Amendment and Termination.    Unless sooner terminated by the Board of Trustees, the 2007 Plan will terminate on the tenth anniversary of the effective date. The Board of Trustees may amend or terminate the 2007 Plan at any time, subject to shareholder approval of any such amendment if so required under applicable law or exchange or market requirements; provided, however, that no such action will adversely affect any right or obligation with respect to any existing award without the participant’s consent.

Authorized Shares; Limitations on Awards.    Subject to adjustments to reflect stock splits, consolidations of shares and other changes in capitalization, we may issue a total of 75,000 shares of beneficial interest under the 2007 Plan. Shares covered by awards that are canceled or forfeited may be reissued and will not be taken into account for purposes of determining the number of shares that remain available for issuance under the 2007 Plan. The total number of shares that may be covered by awards made to any individual in any calendar year may not exceed 12,500 plus the individual’s unused annual share limit as of the close of the preceding calendar year.

To date, no awards have been made under the 2007 Plan. Because awards under the 2007 Plan will be made on a discretionary basis, the terms and size of awards that will be made under the 2007 Plan are not determinable at this time.

Types of Awards.    Awards made under the 2007 Plan will take the form of restricted shares, whereby, under a restricted share award, we will issue shares of beneficial interest in the name of the participant subject to specified transfer restrictions and vesting conditions.

Dividend and Voting Rights.    Unless the Compensation Committee determines otherwise, if we pay cash dividends to our shareholders, then, on the dividend payment date, we will also make a cash payment to participants with respect to their restricted shares as if they were owned by the participants, free and clear of any restrictions under the 2007 Plan. Dividend payments will be subject to withholding taxes, if applicable.

Unless the Compensation Committee determines otherwise, the holders of restricted shares will be entitled to vote the shares as if they were owned free and clear of any restrictions under the 2007 Plan.

Vesting; Performance-Based Awards.    Vesting of restricted shares issued under the 2007 Plan will be based upon such continuing service, performance and/or other conditions as the Compensation Committee shall determine. The Compensation Committee may make performance-based awards designed to qualify for a performance-based compensation exemption from the executive compensation deduction limitations of Section 162(m) of the U.S. Internal Revenue Code (the “Code”). Such performance-based awards must meet certain conditions, described below.

The Compensation Committee must establish criteria and targets in advance of applicable deadlines under the U.S. Internal Revenue Code and while the attainment of the performance targets remains substantially uncertain. The performance goals, which may be based on business criteria such as earnings per share, share price or total shareholder return, pre-tax profits, net earnings, return on equity or assets, revenues, funds from operations per share or any combination of the foregoing, are applied to an individual, the Trust and/or any one or more of our properties or other operating unit(s) as the Compensation Committee may designate (in each case, subject to the conditions of the performance-based compensation exemption from Section 162(m) of the Code).

The Compensation Committee is responsible for determining whether and the extent to which the performance goals have been attained and the amount of compensation, if any, that is payable as a result. The Compensation Committee must certify in writing prior to payment of the compensation that the performance goals and any other material terms of the award were in fact satisfied.

Nontransferability.    Restricted shares may not be transferred other than to us or our designee in accordance with the terms of the 2007 Plan, and any attempt to do so will be null and void and, unless the Compensation Committee determines otherwise, will result in the immediate forfeiture of the award.

Federal Income Tax Consequences.    Set forth below are certain federal income tax consequences associated with awards made under the 2007 Plan.

In general, unless an early income election is made under Section 83(b) of the Internal Revenue Code (as described below), a participant will realize ordinary income at the time restricted shares become vested equal to the then fair market value of the shares, and we are entitled to a corresponding deduction. The participant’s tax basis for the vested shares would equal the amount paid by the participant plus the amount of ordinary income realized on the vesting date. The participant’s holding period for tax purposes would begin on the vesting date. Any gain or loss on a subsequent sale of the shares would be capital gain or loss.

If a participant makes a timely early income election under Section 83(b) of the Internal Revenue Code, the participant would realize ordinary income on the date of the restricted stock award in an amount equal to the fair market value of the shares on that date, and the corresponding deduction would be limited to that amount. The participant’s tax basis in the shares would be equal to the amount of ordinary income realized as a result of the election and the participant’s holding period for the shares would begin on the date of the award. Gain or loss on a sale of the shares (assuming they become vested) would be capital gain or loss. If the shares are forfeited, the participant will not be entitled to a deduction notwithstanding the fact that tax will have been paid by reason of the early income election.

Equity Compensation Plan Information

The table below provides information, as of December 31, 2006, concerning securities authorized for issuance under our equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(a)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding column(a))(1)
Equity compensation plans approved by security holders	218,000	$7.58	166,000
Equity compensation plans not approved by security holders	—	—	—

TOTAL	218,000	$7.58	166,000

(1)	Consists of the number of shares available for future issuance under the 1997 Incentive Plan. Does not include the shares that will become eligible for future issuance, if the 2007 Plan is approved by our shareholders.

THE TRUSTEES RECOMMEND A VOTE FOR APPROVAL OF THE 2007 RESTRICTED STOCK PLAN

PROPOSAL NO. 3

SHAREHOLDER PROPOSAL

The Trust has received the proposal set forth below from one of its shareholders. The following proposal has been carefully considered by the Board of Trustees, which has concluded that its adoption would not be in the best interests of the Trust or its shareholders. For the reasons stated below, the Trustees recommend a vote AGAINST this shareholder proposal.

The proposal and supporting statement by the shareholder are presented as received from the shareholder in accordance with the rules of the Securities and Exchange Commission, and the Board of Trustees and the Trust disclaim any responsibility for their content. All references to “we” in the proposal and supporting statement are references to the proponent and not the Trust’s other shareholders, the Trust or the Board of Trustees. We will furnish, orally or in writing as requested, the name, address and claimed share ownership position of the proponent of this shareholder proposal promptly upon written or oral request directed to the Secretary of the Trust. Information regarding the inclusion of proposals in the Trust’s proxy statement can be found on page 5 under “Questions and Answers”.

Shareholder Proposal

RESOLVED that shareholders of Universal Health Realty Income Trust (“UHT”) urge the board of trustees to adopt a policy that the chairperson of the board shall be a trustee who is independent of both UHT and Universal Health Services, Inc. (“UHS”). The policy should be implemented so as not to violate any contractual obligation. The policy should also specify (a) how to select a new independent chairperson if a current chairperson ceases to be independent during the time between annual meetings of shareholders, and (b) that compliance with the policy is excused if no independent trustee is willing to serve as chairperson.

SUPPORTING STATEMENT

It is difficult to overstate the importance of the board of directors (called the board of trustees at UHT) in our system of corporate accountability. As a Conference Board Commission 2003 report stated, “The ultimate responsibility for good corporate governance rests with the board of directors. Only a strong, diligent and independent board of directors that understands the key issues, provides wise counsel and asks management the tough questions is capable of ensuring that the interests of shareowners as well as other constituencies are being properly served.”

Although the board and senior management may work together to develop long-range plans and relate to key constituencies, we believe that the board’s responsibilities may bring it into conflict with the CEO. When a CEO also serves as chairman, there is a risk that his interests will conflict with the board’s duty to monitor the company’s business and affairs. As Intel chairman Andrew Grove said, “The separation of the two jobs goes to the heart of the conception of a corporation. Is a company a sandbox for the CEO, or is the CEO an employee? If he’s an employee, he needs a boss, and that boss is the board. The chairman runs the board. How can the CEO be his own boss?”

Currently, UHT CEO and President Alan Miller also serves as chairman of UHT’s board of trustees. We believe that this arrangement could impair the board’s effectiveness in representing shareholders’ interests. Specifically, we are concerned about the board’s ability to monitor the extensive transactions between UHT and UHS, whose CEO, president, and board chairman is also Mr. Miller.

Pursuant to an Advisory Agreement, a wholly-owned subsidiary of UHS conducts the day-to-day business of UHT, provides administrative services to UHT, and recommends investments to UHT. UHT leases several hospital facilities to subsidiaries of UHS, and these lease agreements contributed substantially to the consolidated revenues of UHT during 2006. A 5/23/05 Wall Street Journal article also quoted an analyst who believed that the terms of some leases were very favorable to UHS. Because UHT’s independent trustees are charged with approving transactions between UHT and UHS, and because UHT has lagged behind its peer group from 2000 to December 2005 in stock price cumulative total return, we believe that independent board leadership is critical.

We therefore urge shareholders to vote FOR this proposal.

THE TRUST’S STATEMENT IN OPPOSITION

THE TRUSTEES, CONSIDERING THE FOREGOING, RECOMMEND A VOTE AGAINST THIS PROPOSAL.

•

The Trustees believe strongly that they should have the flexibility and discretion to organize their functions and conduct their business in the most efficient and effective manner, including the right to determine the most qualified Trustee to serve as Chairman of the Board of Trustees, whether he or she is an independent Trustee, the Chief Executive Officer or another member of management of the Trust or UHS.

•

Because the Chief Executive Officer bears primary responsibility for managing our business on a day-to-day basis, the Trustees currently believe the Chief Executive Officer is the person in the best position to chair the regular meetings of the Board of Trustees, and to help ensure that key business issues and shareholder interests are presented to and considered by the Board of Trustees. Our current Chairman and Chief Executive Officer, Alan B. Miller, has served us with distinction in this capacity, as proven by our performance under his leadership. Accordingly, at the present time, the Trustees believe that the Trust and its shareholders are best served by having the Chief Executive Officer also serve as Chairman of the Board of Trustees.

•

Miles L. Berger, the Nominating and Governance Committee Chairman and an Independent Trustee, also serves as our Lead Trustee. In that role, Mr. Berger (1) consults regularly with our Chief Executive Officer on matters related to the Board of Trustees, including the board agendas, (2) is available to be consulted by any of our senior executives as to any concerns they may have and (3) presides at executive sessions of the Board of Trustees and is the liaison for communications to Mr. Miller regarding such sessions.

•

The proponent’s concern regarding the Trustees’ ability to monitor the “extensive transactions” between the Trust and UHS is misplaced. Our Declaration of Trust specifically provides that we may not engage in a transaction with an affiliate such as UHS, “except to the extent that such transaction has, after disclosure of such affiliation, been approved or ratified by the affirmative vote of a majority of the Trustees including a majority of the Independent Trustees” (emphasis added) after a determination by them that such transaction is fair and reasonable to us and our shareholders. Accordingly, the Board of Trustees, including the Independent Trustees, do monitor, and are in a position to monitor, these kinds of transactions.

•	This shareholder proposal was presented and defeated by a majority of our shareholders last year.

This is not an area where “one size fits all.” According to a May 2005 report from Investor Responsibility Research Center, only 11% of S&P 1,500 companies have an independent chairman. The 2004 Blue Ribbon Commission of the National Association of Corporate Directors found that separation of the roles of chairman and chief executive officer was not necessary for effective board leadership, and that it is most important that an independent director serve as a focal point for the work of the independent directors. The Trustees believe that Mr. Berger, in his role as Lead Trustee, serves as such a focal point.

We have established strong and effective corporate governance and board communication practices. We have established corporate governance guidelines that are posted on our corporate website www.uhrit.com. The guidelines set out in detail the Board of Trustee’s and its committees’ practices so that shareholders have a transparent view as to how the Board of Trustees works. As described in the guidelines and elsewhere in this Proxy Statement, we have also established procedures that allow shareholders and third-parties to communicate directly with the Trustees.

Our board is structured to promote independence. Four of five members of the Board of Trustees (Elliot J. Sussman, M.D., James E. Dalton, Jr., Miles L. Berger and Myles H. Tanenbaum) are independent under the NYSE listing standards and according to the our Declaration of Trust. Our Audit Committee, Compensation Committee and Nominating & Governance Committee are also composed solely of Independent Trustees. Committee chairs approve agendas and materials for their committee meetings. The Independent Trustees also meet in executive sessions that are not attended by management. Each Trustee is an equal participant in decisions made by the full board, and the Lead Trustee and the other Independent Trustees communicate regularly with the Chief Executive Officer regarding appropriate board agenda topics and other board related matters.

There is no benefit in limiting the Trustees’ authority to choose the person they believe would best serve as Chairman of the Board. Our Board of Trustees already has the authority to appoint an independent director as Chairman. The proposal would therefore eliminate the flexibility of the Trustees to consider whether a member of management is best positioned to serve in that role at any given time. Rigid application of the proposal would deprive the Trustees of the ability to evaluate the particular needs of the Trust and Board of Trustees at a given time, the specific qualifications of the individual in question and the particular facts and circumstances of the Trust, as it considers candidates for Chairman. We believe that shareholders are best served by a Board of Trustees that can adapt its structure to the needs of the Trust and the capabilities of its Trustees and senior executives. We also believe that the Trustees who serve on a board are best positioned to identify the Trustee who has the skill and commitment to perform the Chairman role effectively and who has the confidence and cooperation of the other Trustees.

The Board of Trustees is focused on our corporate governance practices and will continue to reevaluate its policies on an ongoing basis. In view of our highly independent board, the protections provided by the Declaration of Trust, our strong corporate governance practices and the fact that we have a Lead Trustee, the Board of Trustees believes that the shareholder proposal described above is unnecessary and would not strengthen the Board of Trustees’ independence or oversight functions. We believe it would be detrimental to shareholder interests to remove the Board of Trustees’ business judgment to decide who is the best person to serve as Chairman under particular circumstances that exist from time to time, whether such person is independent or a member of management. The Trustees will continue to reexamine their policies on an ongoing basis to ensure that our corporate governance standards sufficiently address us and our shareholders’ needs.

ACCORDINGLY, THE TRUSTEES RECOMMEND THAT YOU VOTE AGAINST THIS PROPOSAL.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our Trustees and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of our shares and other equity securities. We believe that during the 2006 fiscal year, the Trustees, executive officers and holders of more than 10% of our shares of beneficial interest complied with all Section 16(a) filing requirements, with the following exception:

Alan B. Miller purchased 1,000 shares of beneficial interest on August 6, 1998 and 6,500 Shares on January 5, 2000. These transactions were subsequently reported on a Form 4 filed by Mr. Miller on November 21, 2006.

Timothy J. Fowler sold 74 phantom shares of beneficial interest on February 14, 2006 and 78 shares of beneficial interest on February 27, 2007, in each case pursuant to the Universal Health Services, Inc. Supplemental Deferred Compensation Plan. These transactions were subsequently reported on Form 4s filed by Mr. Fowler on March 15, 2006 and March 16, 2007, respectively.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

All of our named executive officers are employees of Universal Health Services, Inc. (“UHS”). We have no salaried employees. UHS of Delaware Inc. (the “Advisor”) manages our day-to-day affairs and provides certain other services to us pursuant to the Advisory Agreement we entered into with UHS and the Advisor. In consideration of its management services pursuant to the Advisory Agreement, we pay the Advisor an advisory fee. We believe that the quality and depth of the management and advisory services provided to us by our Advisor and UHS could not be replicated by contracting with unrelated third parties or by being self-advised without considerable cost increases.

In designing our compensation program for our named executive officers, we follow our belief that compensation should reflect the value created for shareholders while supporting our strategic business goals. Because of our management structure and advisory arrangement, historically, our compensation program has been basic. The Compensation Committee of the Board of Trustees (the “Compensation Committee”) is guided by the following objectives:

•	Compensation should encourage increased shareholder value;

•	Compensation programs should support our short-term and long-term strategic business goals and objectives, and;

•	Compensation should motivate our named executive officers and other personnel toward outstanding performance and reward them for contributions toward business goals.

These objectives govern the decision-making process with respect to the amount and type of compensation payable to our named executive officers and other personnel. The Compensation Committee reviews our compensation programs annually to ensure that these objectives continue to be met.

Elements of Compensation

In light of our management structure and advisory arrangement, we have historically provided limited compensation to our named executive officers and other personnel. We typically do not pay cash compensation in the form of an annual base salary or bonus to our named executive officers. Each of our named executive officers are employees of UHS and, as such, are compensated by UHS. The chief element of our compensation program is the periodic granting of long-term incentive awards, which have historically been in the form of stock options and dividend equivalent rights (“DERs”). From time to time, in its discretion, the Compensation Committee has granted stock options and DERs to our named executive officers and other personnel under the Universal Health Realty Income Trust 1997 Incentive Plan (the “1997 Incentive Plan”). The Compensation Committee makes all decisions relating to grants of awards and administration of the Plan, other than grants to non-employee Trustees, which are made by the Board.

The 1997 Incentive Plan expires in June of 2007 and during April, 2007, the Board of Trustees voted to adopt the Universal Health Realty Income Trust 2007 Restricted Stock Plan (the “2007 Plan”). If the 2007 Plan is adopted by our shareholders, our long-term incentive awards will be in the form of restricted stock awards going forward. The terms of the 1997 Incentive Plan and the 2007 Plan are discussed in further detail below.

The Compensation Committee believes that linking executive compensation to corporate performance results in a better alignment of compensation with corporate business goals and shareholder value. Long-term incentive awards are granted to motivate and encourage excellent service and to reward our named executive officers for their respective contributions. Long-term incentive compensation is based on our performance and the value received by shareholders—as our performance goals are met or exceeded, resulting in increased value to shareholders, our executives and other personnel are rewarded commensurately.

Compensation Setting Process

The compensation for each of our named executive officers is evaluated on an annual basis by our Compensation Committee. Compensation surveys and market data compiled by the human resources personnel of our Advisor are used to compare the compensation levels of our named executive officers against those of comparable positions in other comparable companies.

The Compensation Committee has traditionally relied upon the input and recommendations of our Chairman, President and Chief Executive Officer, Mr. Alan B. Miller, who reviews and advises the Compensation Committee with respect to our compensation programs, including the compensation arrangements for our named executive officers and other personnel. The Compensation Committee believes that Mr. Miller’s role as Chief Executive Officer of the Trust since its inception in 1986 provides a valuable resource to them. Mr. Miller regularly attends committee meetings. Mr. Miller does not participate in the discussions among the members of the Compensation Committee with respect to his own compensation. Compensation for Mr. Miller is determined by the Compensation Committee and, from time to time, guidance and advice is requested from the human resources department of our Advisor.

The 1997 Incentive Plan is administered by the Compensation Committee. Subject to the provisions of the 1997 Incentive Plan, the Compensation Committee has the authority to determine the persons to whom awards are to be granted, other than grants to Trustees who are not one of our executive officers or employees, which are made by the Board, the number of share of beneficial interest to be covered by each award, the type of award, the exercise price of any options, the terms for the payment of the option price, the types and combinations of awards to be granted and other terms and conditions. No more than 400,000 shares of beneficial interest may be issued pursuant to the 1997 Incentive plan.

Options may be granted to eligible persons in the form of “incentive stock options” (as defined under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”)) or as non-qualified stock options (except that incentive stock options can only be granted to employees). The exercise price under an incentive stock option or a non-qualified stock option is fixed by the Compensation Committee on the date of grant; however the exercise price under an incentive stock option must be at least equal to the fair market value of the shares of beneficial interest on the date of grant of the option. We do not have any plan to select option grant dates for our named executive officers or other personnel in coordination with the release of material non-public information.

The holder of a DER is credited with amounts equal to the dividends payable with respect to the number of shares of beneficial interest covered by the award as if such shares had been issued and outstanding on the record date related to such dividend.

The proposed 2007 Plan will be administered by the Compensation Committee. Subject to the provisions of the 2007 Plan, the Compensation Committee makes all decisions relating to grants of awards and administration of the Plan other than grants to Trustees who are not one of our executive officers or employees, which are made by the Board. Compensation for Mr. Miller is determined by the Compensation Committee and, from time to time, guidance and advice is requested from the human resources department of our Advisor. No more than 75,000 shares of beneficial interest may be issued pursuant to the 2007 Plan.

2006 Compensation

In 2006, we did not pay cash compensation in the form of an annual base salary or bonus to our named executive officers. Also, in 2006, there were no stock options or DERs granted under the 1997 Incentive Plan because the Compensation Committee determined that the grants made in previous years were sufficient to meet our stated objectives of promoting shareholder value and motivating and rewarding our executives. During 2006, however, each of the named executive officers received dividend equivalents on their DERs granted in previous years. The Compensation Committee believes that compensation during 2006 adequately reflects our goals and policies.

For a further description of the dividend equivalents earned in respect of the DERs to our named executive officers in 2006, please refer to the Summary Compensation Table and narrative discussion included in this Proxy Statement. For a further description of the outstanding options and DERs granted to our named executive officers in previous years, please refer to the Outstanding Equity Awards Table included in this Proxy Statement.

2007 Compensation

We anticipate that the chief element of our compensation program will continue to be the periodic granting of long-term incentive awards. We do not intend to pay cash compensation in the form of an annual base salary or bonus to our named executive officers in 2007.

On March 1, 2007, based upon market data compiled by the human resources personnel of our Advisor, we granted stock options and DERs to each of our named executive officers pursuant to the Trust’s 1997 Incentive Plan. As discussed herein, the Compensation Committee believes that in the general absence of cash compensation, it is important to provide the executive officers of the Trust, including the Chief Executive Officer, an incentive to increase shareholder value by awarding equity based compensation. Each of our named executive officers were granted DERs as well as an equal number of options to purchase shares of our Common Stock with an exercise price of $36.53 per share, representing the closing price of the Trust’s shares of beneficial interest on the date of grant as follows: Alan B. Miller (7,500), Charles F. Boyle (4,000), Cheryl K. Ramagano (4,000) and Timothy J. Fowler (3,000). These options and DERs have a combined fair value of $14.70 per share and are exercisable as follows: 25% one year after date of grant an additional 25% in each of the second, third and fourth years after date of grant. The options and DERs expire ten years after the date of grant.

In April, 2007, the Board of Trustees approved the 2007 Plan to replace the 1997 Incentive Plan, which expires in June 2007. We are asking our shareholders to adopt the 2007 Plan at our Annual Meeting. The 2007 Plan will be administered by the Compensation Committee, which has full authority in its discretion from time to time, and at any time, to select those officers to whom awards will be granted, to determine the number of shares subject thereto, the times at which such awards shall be granted, the time at which the awards shall vest, and the terms and conditions of the agreements to be entered into by our officers and other personnel. The full Board of Trustees is responsible for administering incentive grants to the Trustees who are not one of our executive officers or employees.

The 2007 Plan permits the granting of restricted shares of beneficial interest. The Compensation Committee believes restricted stock awards are more effective than stock options in achieving our compensation objectives, as restricted stock is subject to less market volatility and, depending on the total number of shares granted, is potentially less dilutive to our shares of beneficial interest. Employees realize immediate value as restricted stock awards vest, with the value increasing as our stock performance increases. We anticipate that cash dividends will be paid on all outstanding awards of restricted stock as an additional element of compensation and to provide employees incentive to sustain or increase our performance. We do not have any plan to select grant dates for our named executive officers in coordination with the release of material non-public information.

Our Compensation Committee, in its sole discretion, requested guidance with respect to the 2007 Plan from a consulting firm. On our behalf, our Advisor engaged Mercer Human Resource Consulting (“Mercer”), a compensation consulting firm independent from management. Mercer was instructed to evaluate the appropriateness of the Plan. Additionally, Mercer provided advice with respect to Independent Trustee compensation. See “Trustee Compensation” and Corporate Governance—Compensation Committee” for additional information on Mercer’s role in these matters.

Like the 1997 Incentive Plan, the 2007 Restricted Stock Plan is designed to implement our compensation objections stated herein. The Compensation Committee believes that periodic grants of long term incentive awards to our named executive officers and other personnel will serve to motivate, encourage excellent service and reward them for their respective contributions. Further, the Compensation Committee believes that this will enhance shareholder value and support our business goals because such long-term incentive compensation is based on our performance and the value received by shareholders—as our performance goals are met or exceeded, resulting in increased value to shareholders, our executives are rewarded commensurately.

Vesting of restricted shares issued under the 2007 Plan will be based upon continuing service and/or other conditions as the Compensation Committee may determine. In addition, the Compensation Committee has the option to condition the vesting of a restricted stock award on the achievement of specified performance goals in accordance with Section 162(m) of the Code. We believe that this option provides us with greater flexibility to structure awards to meet our stated compensation objections. The performance goals, which may be based on business criteria such as earnings per share, share price or total shareholder return, pre-tax profits, net earnings, return on equity or assets, revenues, funds from operations per share are applied to an individual, the Trust and/or any one or more of our properties or other operating unit(s) as the Compensation Committee may designate (in each case, subject to the conditions of the performance-based compensation exemption from Section 162(m) of the Code).

The Compensation Committee must establish such criteria and targets in advance of applicable deadlines under the Code and while the attainment of the performance targets remains substantially uncertain. The Compensation Committee will be responsible for determining whether and the extent to which the performance goals have been attained and the amount of compensation, if any, that is payable as a result. The Compensation Committee must certify in writing prior to payment of the compensation that the performance goals and any other material terms of the award were in fact satisfied.

Please refer to Proposal No. 2 for an additional discussion of the terms of the 2007 Restricted Stock Plan. The full text of the 2007 Restricted Stock Plan is set forth as Annex A hereto.

Summary

The foregoing discussion describes: (i) the compensation objectives and policies that were utilized with respect to our named executive officers and other personnel during 2006, and; (ii) our anticipated compensation program for 2007. In the future, as the Compensation Committee continues to review each element of the executive compensation program with respect to our named executive officers and other personnel, the objectives of our executive compensation program, as well as the methods that the Compensation Committee utilizes to determine both the types and amounts of compensation to award to our named executive officers and other personnel, may change.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management; and based on the review and discussions, the Compensation Committee recommended to the Board of Trustees that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement.

COMPENSATION COMMITTEE

Elliot J. Sussman, M.D., Chairman James E. Dalton, Jr. Miles L. Berger

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of the Board of Trustees is composed of Elliot J. Sussman, M.D., James E. Dalton, Jr., and Miles L. Berger. All the members of the Compensation Committee are independent trustees and no member has ever been one of our officers or employees, nor has had any relationship with us that requires disclosure.

Summary Compensation Table

The following table sets forth information regarding compensation earned by our Chief Executive Officer, our Chief Financial Officer and the two other executive officers during 2006. We have no other executive officers. We refer to these officers collectively as our named executive officers.

Name and principal position (1.)	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2.)	Option and Dividend Equivalent Right Awards ($)(2.)(3.)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All other compen- sation ($)	Total ($)
Alan B. Miller, Chairman of the Board, Chief Executive Officer and President	2006	—	—	—	$128,802	—	—	—	$128,802

Charles F. Boyle, Vice President and Chief Financial Officer	2006	—	—	—	$33,301	—	—	—	$33,301

Cheryl K. Ramagano, Vice President, Secretary and Treasurer	2006	—	—	—	$33,301	—	—	—	$33,301

Tim Fowler, Vice President, Acquisition and Development	2006	—	—	—	$23,580	—	—	—	$23,580

(1.)	Our officers are all employees of UHS and do not receive salaries or bonuses. We pay an annual advisory fee to UHS of Delaware, Inc. (the “Advisor”) pursuant to the Advisory Agreement between the Advisor and us, whereby the Advisor manages our day-to-day affairs and provides certain other services to us. See additional information on our relationship with our advisor included in this Proxy Statement.
(2.)	There were no stock option grants or stock awards to our named executive officers in 2006. Further, there were no exercises of any stock options in 2006.
(3.)	Represents compensation cost incurred by us in 2006 for option and dividend equivalent right awards granted during 1997, 2000, 2002, 2003 and 2005, as computed in accordance with SFAS No. 123R, granted under the Universal Health Realty Income Trust 1997 Incentive Plan.

Outstanding Equity Awards at December 31, 2006

The following table provides information about the number of outstanding equity awards held by our named executive officers at December 31, 2006.

	Option Awards (1.)
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
	Exercisable	Unexercisable
Alan B. Miller	25,000	—	—	$18.625	6/22/2007
	20,000	—	—	$14.75	3/9/2010
	2,250	750	—	$29.44	12/1/2013
	1,250	3,750	—	$34.90	8/31/2015

Charles F. Boyle	7,500	—	—	$18.625	6/22/2007
	1,500	500	—	$26.25	3/2/2013
	750	2,250	—	$34.90	8/31/2015

Cheryl K. Ramagano	7,500	—	—	$18.625	6/22/2007
	1,500	500	—	$26.25	3/2/2013
	750	2,250	—	$34.90	8/31/2015

Timothy J. Fowler	7,500	—	—	$18.625	6/22/2007
	500	1,500	—	$34.90	8/31/2015

1.	Stock option awards. All of the stock options are scheduled to vest ratably on the first, second, third and fourth anniversary dates from the date of grant.

Each stock option award recipient was also granted dividend equivalent rights on the same terms as the option, pursuant to which the holder will receive the accrued cash dividends upon exercise of the dividend equivalent rights.

The applicable grant dates for the options and dividend equivalent rights (“DERs”) indicated are set forth below:

*	On June 23, 1997, stock options were granted with an exercise price of $18.625. Assuming the value of the accumulated DERs were used to satisfy the exercise of the option, as of December 31, 2006, the exercise price, as adjusted, would be $0.175.
*	On March 10, 2000, stock options were granted with an exercise price of $14.75. Assuming the value of the accumulated DERs were used to satisfy the exercise of the option, as of December 31, 2006, the exercise price, as adjusted, would be $0.72.
*	On March 3, 2003, stock options were granted with an exercise price of $26.25. Assuming the value of the accumulated DERs were used to satisfy the exercise of the option, as of December 31, 2006, the exercise price, as adjusted, would be $17.855.
*	On December 2, 2003, stock options were granted with an exercise price of $29.44. Assuming the value of the accumulated DERs were used to satisfy the exercise of the option, as of December 31, 2006, the exercise price, as adjusted, would be $22.51.
*	On September 1, 2005, stock options were granted with an exercise price of $34.90. Assuming the value of the accumulated DERs were used to satisfy the exercise of the option, as of December 31, 2006, the exercise price, as adjusted, would be $31.525.

Potential Payments Upon Termination or Change-in-Control

There are no potential payments committed to our named executive officers in connection with their termination or in the event of a change of control of the Trust. However, the Board of Trustees/Compensation Committee, in its sole discretion, may approve the immediate vesting of all outstanding stock options, DERs and shares of restricted stock.

TRUSTEE COMPENSATION

The following table sets forth a summary of the compensation we paid to our trustees during fiscal year 2006.

2006 Independent Trustee Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (1.)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
James E. Dalton, Jr.	$26,250	$—	$14,707	$—	$—	$—	$40,957
Miles L. Berger	$21,750	$—	$14,707	$—	$—	$—	$36,457
Elliot J. Sussman, M.D.	$27,000	$—	$9,057	$—	$—	$—	$36,057
Myles H. Tanenbaum	$30,000	$—	$14,707	$—	$—	$—	$44,707

(1.)	There were no option awards in 2006. Represents compensation cost incurred by us in 2006, as computed in accordance with SFAS No. 123R, for option and dividend equivalent right awards made during 1997, 1998, 2000, 2002 and 2004 pursuant to our 1997 Incentive Plan. As of December 31, 2006 the following stock options and dividend equivalent rights were outstanding for each UHT Trustee:

	Stock Options	DERs
James E. Dalton, Jr.	5,500	5,500
Miles L. Berger	5,500	5,500
Elliot J. Sussman, M.D.	3,000	3,000
Myles H. Tanenbaum	5,500	5,500

During 2006, each Trustee who is neither an officer of the Trust or affiliated with UHS (each an “Independent Trustee”) was paid annual compensation of $15,000 for service as a Trustee plus $1,000 for attendance in person at each regular meeting of the Board of Trustees or an additional $500 for telephonic participation. An additional $500 was paid for participation in each Committee meeting or special meeting of the Board of Trustees. Also during 2006, (i) Miles L. Berger, Lead Trustee, was compensated an additional $2,500 for his service in that capacity, $1,250 of compensation for his position as Nominating and Governance Chairman and $3,000 for meeting fees; (ii) Myles H. Tanenbaum, Chairman of the Audit Committee, was compensated an additional $5,000 for his service in that capacity and $10,000 for meeting fees; (iii) Elliot J. Sussman, M.D., Chairman of the Compensation Committee, was compensated an additional $1,250 for his service in that capacity, $1,250 of compensation for his service as a member of the Audit Committee and $9,500 for meeting fees, and; (iv) James E. Dalton, Jr., was compensated an additional $1,250 for his service as a member of the Audit Committee and $10,000 for meeting fees. All travel expenses incurred in connection with their duties as Trustees were reimbursed to the Trustees.

During 2007, we anticipate that each Independent Trustee will be paid annual compensation of $15,000 for service as a Trustee plus $1,000 for attendance in person at each regular meeting of the Board of Trustees or an additional $500 for telephonic participation. An additional $500 will be paid for participation in each Committee meeting or special meeting of the Board of Trustees. During 2007, Miles L. Berger, Lead Trustee, will be compensated an additional $2,500 for his services in that capacity plus an additional $1,250 of compensation for his position as Nominating and Governance Chairman. Also, during 2007, Myles H. Tanenbaum will be compensated an additional $5,000 for his position as Audit Committee Chairman, and Elliot J. Sussman, M.D. and James E. Dalton, Jr., members of the Audit Committee, will be compensated an additional $1,250 each. Additionally, during 2007, the Compensation Committee Chairman, Elliot J. Sussman, M.D., will be compensated an additional $1,250 for his services in that capacity. We will reimburse all Trustees for travel expenses incurred in connection with their duties as Trustees.

There were no stock options or dividend equivalent rights granted to any of the Independent Trustees during 2006. On March 1, 2007, pursuant to our 1997 Incentive Plan, Messrs. Miles L. Berger, Myles H. Tanenbaum, Elliot J. Sussman, M.D. and James E. Dalton, Jr. each received an option to purchase 1,000 shares of beneficial interest and 1,000 dividend equivalent rights (“DERs”) with an exercise price of $36.53 per share, representing the closing sale price of the Trust’s shares of beneficial interest on the date of grant. These options and DERs have a combined fair value of $14.70 per share. These options and DERs are exercisable as follows: 25% one year after date of grant an additional 25% in each of the second, third and fourth years after date of grant. The options and DERs expire ten years after the date of grant.

In 2007, on our behalf, our Advisor engaged Mercer Human Resource Consulting (“Mercer”), a compensation consulting firm independent from management, to evaluate the peer group selection methodology and compensation valuation completed by UHS to assess the competitiveness of Independent Trustee compensation. Based upon its review, Mercer found that the peer group was representative of the director/trustee talent market for comparable REITs. Further, Mercer found the compensation valuation consistent with acceptable approaches.

In April 2007, we terminated the 1991 share compensation plan for our Independent Trustees. No shares were issued under this plan since its inception.

CORPORATE GOVERNANCE

Trustee Independence

The Board of Trustees has affirmatively determined that four of its five members (Elliot J. Sussman, M.D., James E. Dalton, Jr., Miles L. Berger and Myles H. Tanenbaum) are “independent” under the applicable SEC rules and regulations and the NYSE listing standards. In determining independence, the Board of Trustees affirmatively determines each year whether Trustees have any material relationship with us. When assessing the materiality of a Trustee’s relationship with us, the Board of Trustees considers all relevant facts and circumstances, not merely from the Trustee’s standpoint, but also from the standpoint of the persons or organizations with which the Trustee has an affiliation. Material relationships can include commercial, banking, industrial, consulting, legal, accounting, charitable and familial relationships. The Board of Trustees has concluded that no material relationship exists between us and any of our Independent Trustees other than each such person’s position as one of our Trustees.

Meeting of the Board of Trustees

Regular meetings of the Board of Trustees are generally held quarterly, while special meetings are called when necessary. Before each meeting, Trustees are furnished with an agenda and background materials relating to matters to be discussed. During 2006, there were four regular meetings of the Board and one special meeting. All Trustees attended at least 75% of the meetings of the Board of Trustees and of the committees on the Board of Trustees on which they served. Trustees are expected to attend the Annual Meeting of shareholders. All of the Trustees attended the 2006 Annual Meeting of Shareholders.

Our Governance Guidelines provide that the Board of Trustees shall hold, in accordance with a schedule determined by the Nominating & Governance Committee, executive sessions where non-management Trustees (i.e., Trustees who are not our officers, but who do not otherwise have to qualify as “Independent Trustees”) meet without management participation (except as otherwise specifically requested by the non-management Trustees). During 2006, the non-management Trustees met without management participation twice. The Lead Trustee is currently Miles L. Berger. Interested parties may communicate directly and confidentially with the Lead Trustee or with the non-management Trustees of the Board of Trustees as a group by writing to that person at Universal Health Realty Income Trust, c/o Secretary, Universal Corporate Center, 367 South Gulph Road, King of Prussia, PA 19406.

Shareholder Communications

Shareholders who wish to send communications to the Board of Trustees or an individual Trustee should address such communications to Universal Health Realty Income Trust, c/o Secretary, Universal Corporate Center, 367 South Gulph Road, King of Prussia, PA 19406. The Secretary will forward such communications to the Board of Trustees or the specified individual Trustee to whom the communication is directed unless such communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Secretary has the authority to discard the communication or take appropriate legal action regarding such communication.

Committees of the Board of Trustees

A current copy of our Governance Guidelines, Code of Business Conduct and Ethics, Code of Ethics for Senior Financial Officers, Compensation Committee Charter, Nominating & Governance Committee Charter and Audit Committee Charter are available free of charge on our website at www.uhrit.com. Copies of these documents also are available in print free of charge to any shareholder who requests a copy. We intend to satisfy the disclosure requirements under Item 10 of Form 8-K relating to amendments to or waivers of any provision of our Code of Ethics for Senior Financial Officers by promptly posting the information on our website.

Compensation Committee.    The Compensation Committee met once in 2006. Members of the Compensation Committee are Elliot J. Sussman, M.D., James E. Dalton, Jr. and Miles L. Berger. The members of the Compensation Committee are independent pursuant to the applicable SEC rules and regulations and the listing standards of the NYSE.

The Compensation Committee’s responsibilities, which are discussed in detail in its charter, include, among other duties, the responsibility to:

•	Review and approve the our goals and objectives relevant to the compensation of our chief executive officer, other executive officers and other personnel;

•	Determine and approve the compensation levels of our chief executive officer, other executive officers and other personnel and review and determine the compensation of our Independent Trustees;

•	Administer our 1997 Incentive Plan and the 2007 Plan (pending stockholder approval) and discharge the duties set forth therein, and;

•	Perform such other duties as the Board of Trustees may from time to time direct.

The Compensation Committee has the authority to establish one or more subcommittees which shall have the responsibilities and consist of those members of the Compensation Committee as the Compensation Committee may determine from time to time.

In its administration of the 1997 Incentive Plan and the 2007 Stock Plan (pending stockholder approval), the Compensation Committee has full authority in its discretion from time to time, and at any time, to select those officers and/or other personnel to whom awards will be granted, to determine the number of shares subject thereto, the times at which such awards shall be granted, the time at which the awards shall vest, and the terms and conditions of the agreements to be entered into by our officers. The full Board of Trustees is responsible for administering incentive grants to the Trustees. In determining the amount and terms of long-term incentive grants to be made to our named executive officers and other personnel other than Mr. Miller, the Compensation Committee relies heavily on the input and recommendations of Mr. Miller. See the section titled “Compensation Setting Process,” in the Compensation Discussion & Analysis for an additional discussion of the role of Mr. Miller in determining compensation.

In 2007 our Compensation Committee, in its sole discretion, requested an independent valuation of Independent Trustee compensation from a third party. On our behalf, our Advisor engaged Mercer Human Resource Consulting (“Mercer”), a compensation consulting firm independent from management, to evaluate the peer group selection methodology and compensation valuation completed by UHS to assess the competitiveness of Independent Trustee compensation. Additionally, Mercer provided basic guidance regarding the 2007 Plan. Based upon its review, Mercer found that the peer group was representative of the director/trustee talent market for comparable REITs. Further, Mercer found the compensation valuation consistent with acceptable approaches. See the Compensation Discussion & Analysis for additional information on Mercer.

Nominating & Governance Committee.    The Nominating & Governance Committee did not meet in 2006. The members of this Committee are Miles L. Berger, Elliot J. Sussman, M.D. and James E. Dalton, Jr. The members of the Nominating & Governance Committee are independent pursuant to the applicable SEC rules and regulations and the listing standards of the NYSE.

The Nominating & Governance Committee was appointed by the Board of Trustees to: (1) assist the Board of Trustees by identifying individuals who are qualified, consistent with criteria approved by the Board of

Trustees, to become Trustees, and to recommend to the Board of Trustees the Trustee nominees for the next annual meeting of shareholders; (2) develop and recommend to the Board of Trustees a set of governance principals in the form of corporate governance guidelines applicable to the Trust; (3) lead and oversee the Board of Trustees in its annual review of its performance and the performance of our management, and; (4) recommend to the Board Trustee nominees for each committee of the Board of Trustees. The Nominating & Governance Committee adopted our Governance Guidelines.

The Nominating & Governance Committee will consider Trustee nominees recommended by shareholders. Shareholders who wish to recommend a nominee for the Nominating & Governance Committee’s consideration may do so by submitting the individual’s name and qualifications to the Nominating & Governance Committee Secretary, Universal Corporate Center, 367 South Gulph Road, King of Prussia, PA 19406. Recommendations must be received by the Nominating & Governance Committee no later than the date by which shareholder proposals for presentation at the next annual meeting must be received. Recommended nominees will only be considered if there is a vacancy or if the Board decides to increase the size of the Board.

The Nominating & Governance Committee identifies and evaluates recommended nominees by considering, among other factors, the following minimum qualifications: the individual’s integrity, experience, education, expertise, independence and any other factors that the Board of Trustees and the Nominating & Governance Committee deem would enhance the effectiveness of the Board of Trustees and our governance. The Nominating & Governance Committee will evaluate a nominee on the same basis if the individual is recommended by a shareholder. The Nominating & Governance Committee does not currently pay a fee to a third party to identify or evaluate nominees, but may consider from time to time engaging a search firm to identify trustee candidates.

Audit Committee.    The Audit Committee met twelve times in 2006. Members of this Committee are Myles H. Tanenbaum, Elliot J. Sussman, M.D. and James E. Dalton, Jr.

Our Board of Trustees has determined, in its business judgment, that each member of the Audit Committee qualifies as independent to the applicable SEC rules and regulations and the listing standards of the NYSE and is financially literate and that Myles H. Tanenbaum qualifies as an “audit committee financial expert” under SEC regulations and has accounting or related financial management expertise.

The Audit Committee is responsible for providing assistance to the Board of Trustees in fulfilling its responsibilities relating to corporate accounting and reporting practices and in maintaining a direct line of communication between the Trustees and the independent registered public accounting firm. It appoints our independent registered public accounting firm, reviews the scope and results of the audits with the independent registered public accounting firm and considers the adequacy of our internal accounting and control procedures.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship with Universal Health Services, Inc.

Advisory Agreement:    UHS of Delaware, Inc. (the “Advisor”), a wholly-owned subsidiary of UHS, serves as Advisor to us under an Advisory Agreement dated December 24, 1986. Under the Advisory Agreement, the Advisor is obligated to present an investment program to us, to use its best efforts to obtain investments suitable for such program (although it is not obligated to present any particular investment opportunity to us), to provide administrative services to us and to conduct our day-to-day affairs. In performing its services under the Advisory Agreement, the Advisor may utilize independent professional services, including accounting, legal, tax and other services, for which the Advisor is reimbursed directly by us. The Advisory Agreement expires on December 31 of each year; however, it is renewable by us, subject to a determination by the Independent Trustees that the Advisor’s performance has been satisfactory. The Advisory Agreement may be terminated for any reason upon sixty days written notice by us or the Advisor. The Advisory Agreement has been renewed for 2007. All transactions with UHS must be approved by the Independent Trustees.

The Advisory Agreement provides that the Advisor is entitled to receive an annual advisory fee equal to .60% of our average invested real estate assets, as derived from our consolidated balance sheet. The advisory fee is payable quarterly, subject to adjustment at year-end based upon our audited financial statements. In addition, the Advisor is entitled to an annual incentive fee equal to 20% of the amount by which cash available for distribution to shareholders for each year, as defined in the Advisory Agreement, exceeds 15% of our equity as shown on our consolidated balance sheet, determined in accordance with generally accepted accounting principles without reduction for return of capital dividends. The Advisory Agreement defines cash available for distribution to shareholders as net cash flow from operations less deductions for, among other things, amounts required to our discharge our debt and liabilities and reserves for replacement and capital improvements to our properties and investments. No incentive fees were paid during 2006, 2005 and 2004. Advisory fees incurred and paid (or payable) to UHS amounted to $1.4 million during each of 2006 and 2005 and $1.5 million during 2004.

Leases:    We commenced operations in 1986 by purchasing certain subsidiaries from UHS and immediately leasing the properties back to the respective subsidiaries. Most of the leases were entered into at the time we commenced operations and provided for initial terms of 13 to 15 years with up to six additional 5-year renewal terms, with base rents set forth in the leases effective for all but the last two renewal terms. In 1998, the lease for McAllen Medical Center was amended to provide that the last two renewal terms would also be fixed at the initial agreed upon base rental. This lease amendment was in connection with certain concessions granted by UHS with respect to the renewal of other leases. The base rents are paid monthly and each lease also provides for additional or bonus rents which are computed and paid on a quarterly basis based upon a computation that compares current quarter revenue to a corresponding quarter in the base year. The leases with subsidiaries of UHS are unconditionally guaranteed by UHS and are cross-defaulted with one another.

Pursuant to the Master Lease Document by and among us and certain subsidiaries of UHS, dated December 24, 1986 (the “Master Lease”), which governs all leases of properties with subsidiaries of UHS, UHS has the option to renew the leases at the lease terms described below by providing notice to us at least 90 days prior to the termination of the then current term. In addition, UHS has rights of first refusal to: (i) purchase the respective leased facilities during and for 180 days after the lease terms at the same price, terms and conditions of any third-party offer, or; (ii) renew the lease on the respective leased facility at the end of, and for 180 days after, the lease term at the same terms and conditions pursuant to any third-party offer. UHS also has the right to purchase the respective leased facilities at the end of the lease terms or any renewal terms at the appraised fair market value. In addition, as part of the overall exchange and substitution proposal relating to Chalmette Medical Center (“Chalmette”), as discussed below, as well as the early five year lease renewals on Southwest Healthcare System-Inland Valley Campus (“Inland Valley”), Wellington Regional Medical Center (“Wellington”), McAllen Medical Center (“McAllen”) and The Bridgeway (“Bridgeway”), we agreed to amend the Master Lease to include a change of control provision. The change of control provision grants UHS the right, upon one month’s notice should a change of control of the Trust occur, to purchase any or all of the four leased hospital properties at their appraised fair market value purchase price.

During the third quarter of 2005, Chalmette, a 138-bed acute care hospital located in Chalmette, Louisiana, was severely damaged and closed as a result of Hurricane Katrina. At that time, the majority of the real estate assets of Chalmette were leased from us by a subsidiary of UHS and, in accordance with the terms of the lease, and as part of an overall evaluation of the leases between subsidiaries of UHS and us, UHS offered substitution properties rather than exercise its right to rebuild the facility or offer cash for Chalmette. Independent appraisals were obtained by us and UHS which indicated that the pre-hurricane fair market value of the leased facility was $24.0 million.

During the third quarter of 2006, we completed the previously disclosed asset exchange and substitution pursuant to the Asset Exchange and Substitution Agreement with UHS that we entered into on April 24, 2006 whereby we agreed to terminate the lease between us and Chalmette and to transfer the real property assets and all rights attendant thereto (including insurance proceeds) of Chalmette to UHS in exchange and substitution for newly constructed real property assets owned by UHS (“Capital Additions”) at Wellington, Bridgeway and Inland Valley, in satisfaction of the obligations under the Chalmette lease. The Capital Additions consist of properties which were recently constructed on, or adjacent to, facilities already owned by us as well as a Capital Addition at Inland Valley which is currently under construction and expected to be completed during 2007. UHS is obligated to complete the Inland Valley Capital Addition or, subject to our approval, offer to either provide alternative substitution property or pay to us an amount in cash equal to the substitution value of the Capital Addition. Pursuant to section 1033(a)(1) of the Internal Revenue Code of 1986, as amended (the “IRC”), we will recognize no gain for federal income tax purposes based upon the transaction as agreed upon in the Asset Exchange and Substitution Agreement.

The properties included in the Asset Exchange and Substitution Agreement consists of (amounts in thousands):

Wellington—Bed Tower	$8,926	Fair value
Bridgeway—28 bed addition	4,072	Fair value
Inland Valley—44 bed and ICU expansion currently under construction	10,967	Estimated minimum fair value

Total fair value of exchanged and substituted assets	$23,965

In the event the ultimate construction costs related to the Inland Valley Capital Addition exceed $11.0 million, the excess will be paid in cash by us to UHS and UHS will pay incremental rent on the excess at a rate equal to the prevailing five-year treasury rate plus 200 basis points at the time of funding (minimum rate 6.75%).

During 2005, 2004 and 2003, the total rent earned by us under the Chalmette lease was approximately $1.6 million to $1.7 million annually (including $960,000 of base rental and approximately $700,000 of bonus rental). The total rent payable to us on the Capital Additions included in the substitution package (excluding the rent on the Inland Valley Capital Addition in excess of $11.0 million, if any) is expected to closely approximate the total rent earned by us under the Chalmette lease. Below is the estimated rent allocation of the substitution properties.

Facility	Base Rent	Bonus Rent	Total Rent
Wellington	$534,504	$67,744	$602,248
Bridgeway	247,800	26,940	274,740
Inland Valley	740,012	—	740,012

Total:	$1,522,316	$94,684	$1,617,000

The amounts shown in the bonus rent column represent the estimated bonus rent effect of including the revenues generated from the Capital Additions at Wellington and Bridgeway that have not been previously included in the bonus rent paid to us pursuant to the terms of the leases since the Capital Additions were financed and owned by UHS. The bonus rent amounts reflected above were based on the net revenues generated at each facility during 2005. Future bonus rents earned by us on the Capital Additions will be based on the actual net revenues of each facility.

During the second quarter of 2006, as part of the overall arrangement with UHS, UHS agreed to early renewals of the leases between us and each of Inland Valley, Wellington and McAllen which were scheduled to mature on December 31, 2006, and Bridgeway, which was scheduled to mature on December 31, 2009. These leases were renewed on the same economic terms as the current leases.

Included in our consolidated statement of income during 2005 was a property write-down charge of $6.3 million representing the book value of the Chalmette property damaged by the hurricane. Included in our 2005 net income was an equal amount representing the property damage recoverable from UHS. Prior to the completion of the Asset Exchange and Substitution Agreement, Chalmette had a combined asset value of $8.3 million on our consolidated balance sheet consisting of $2.0 million of land held for exchange and $6.3 million of property damage receivable from UHS. Included in our net income during 2006 was a gain of $14.0 million representing the total property transferred to us from UHS as of December 31, 2006 ($22.2 million) in excess of the $8.3 million book value of Chalmette. Upon the completion of the asset exchange and substitution during the third quarter of 2006, we received the above mentioned Capital Additions from Wellington and Bridgeway which had a combined fair value of $13.0 million. In addition, the construction costs related to the completed Capital Addition at Inland Valley amounted to $9.2 million as of December 31, 2006 ($11.0 million is total minimum estimated cost of Inland Valley’s Capital Addition). Our future net income will include an additional $1.8 million of property recovered from UHS as the additional construction costs are incurred by UHS related to the Inland Valley Capital Addition, up to the $11.0 million of estimated total cost of construction.

After giving effect to the exchange and substitution, and the various lease renewals discussed above, subsidiaries of UHS lease four hospital facilities owned by us with terms expiring in 2011 through 2014. The table below details the renewal options and terms for each of the four UHS hospital facilities:

Hospital Name	Type of Facility	Annual Minimum Rent		End of Lease Term	Renewal Term (years)
McAllen Medical Center	Acute Care	$5,485,000		December, 2011	20	(a)
Wellington Regional Medical Center	Acute Care	$3,030,000		December, 2011	20	(b)
Southwest Healthcare System, Inland Valley Campus	Acute Care	$2,597,000	(d)	December, 2011	20	(b)
The Bridgeway	Behavioral Health	$930,000		December, 2014	10	(c)

(a)	UHS has four 5-year renewal options at existing lease rates (through 2031).
(b)	UHS has two 5-year renewal options at existing lease rates (through 2021) and two 5-year renewal options at fair market value lease rates (2022 through 2031).
(c)	UHS has two 5-year renewal options at fair market value lease rates (2015 through 2024).
(d)	Excludes potential incremental rent, if any, on Capital Addition in excess of $11.0 million.

We cannot predict whether the leases with subsidiaries of UHS, which have renewal options at existing lease rates, or any of our other leases, will be renewed at the end of their lease terms. If the leases are not renewed at their current rates, we would be required to find other operators for those facilities and/or enter into leases on terms potentially less favorable to us than the current leases.

The combined revenues generated from the leases on the UHS hospital facilities accounted for approximately 53% of our total revenue for the five years ended December 31, 2006 (approximately 49% for the year ended December 31, 2006). Including 100% of the revenues generated at the unconsolidated LLCs in which we have various non-controlling equity interests ranging from 33% to 99%, the leases on the UHS hospital facilities accounted for approximately 26% of the combined consolidated and unconsolidated revenue for the five years ended December 31, 2006 (approximately 24% for the year ended December 31, 2006). In addition, five MOBs (plus three additional MOBs currently under construction) owned by LLCs in which we hold various non-controlling equity interests, include tenants which are subsidiaries of UHS. For the four hospital facilities currently owned by us and leased to subsidiaries of UHS, the combined Coverage Ratio was approximately 5.7, 7.4 and 8.1 for the years ended December 31, 2006, 2005 and 2004, respectively. The Coverage Ratio for individual facilities vary and range from 3.8 to 8.3 in 2006, 5.0 to 13.6 in 2005 and 4.0 to 14.9 in 2004.

During 2006, we committed to invest up to $6.6 million ($250,000 in equity, $53,000 of which has been funded as of December 31, 2006 and $6.3 million in debt financing or equity, none of which has been funded as of December 31, 2006) in exchange for a 95% non-controlling equity interest in a limited liability company that will develop, construct, own and operate the Centennial Hills Medical Office Building I, located in Las Vegas, Nevada, on the campus of a UHS hospital. This MOB will be 60% master leased by Valley Health System (“VHS”), a majority-owned subsidiary of UHS, on a triple net basis. The master lease for each suite will be cancelled at such time that the suite is leased to another tenant acceptable to the LLC and VHS for a minimum term of five years. The LLC has a $15.7 million construction loan commitment from a third-party, which is non-recourse to us. This building, tenants of which may include subsidiaries of UHS, is scheduled to be completed and opened during the third quarter of 2007.

Additionally, during 2006, we committed to invest up to $4.3 million in equity, of which $86,000 has been funded as of December 31, 2006, in exchange for a 95% non-controlling equity interest in a limited liability company that will develop, construct, own and operate the Palmdale Medical Plaza, located in Palmdale, California, on the campus of a UHS hospital currently under construction. This MOB will be 75% master leased by UHS of Palmdale, Inc., a subsidiary of UHS, on a triple net basis. The master lease for each suite will be cancelled at such time that the suite is leased to another tenant acceptable to the LLC and UHS of Palmdale for a minimum term of five years. This building, tenants of which may include subsidiaries of UHS, is scheduled to be completed and opened during the fourth quarter of 2007.

During 2005, we committed to invest up to $12.3 million ($3.4 million in equity and $8.9 million in debt financing, $5.4 million of which has been funded as of December 31, 2006) in exchange for a 95% non-controlling interest in a limited liability company that will develop, construct, own and operate the Spring Valley Medical Office Building II, a second MOB on the campus of Spring Valley Hospital in Las Vegas, Nevada. This MOB will be 50% master leased by VHS on a triple net basis. The master lease for each suite will be cancelled at such time that the suite is leased to another tenant acceptable to the LLC and VHS for a minimum term of five years. This MOB is scheduled to be completed and opened during the second quarter of 2007.

Upon the December, 2004 lease expiration on the Virtue Street Pavilion, the former lessee (a wholly-owned subsidiary of UHS), exercised its option pursuant to the terms of the lease and purchased the facility at its appraised fair market value of $7,320,000. The sale resulted in a gain of $833,000 which is reflected as “Income from discontinued operations, net” in the consolidated statements of income for the year ended December 31, 2004. Prior to the transaction, the annual minimum rent payable to us under the lease was $1,261,000 and no bonus rent was earned on this facility during 2004. As a result of this transaction, our cash flows from operating activities were adversely affected during 2006 and 2005 since calculated using our average incremental borrowing rates during each year, the reduction to annual interest expense resulting from repayment of borrowings using the $7.3 million of sale proceeds was approximately $700,000 less during 2006, and $900,000 less during 2005, than the annual rental payments earned by us pursuant to the terms of the lease.

During the third quarter of 2004, Wellington, our 121-bed acute care facility located in West Palm Beach, Florida, sustained storm damage caused by a hurricane. This facility is leased by a wholly-owned subsidiary of UHS and pursuant to the terms of the lease, UHS is responsible for maintaining replacement cost property insurance for the facility, a substantial portion of which is insured by a commercial carrier. The facility did not experience significant business interruption. Our consolidated statements of income for the year ended December 31, 2004, included a property write-down charge of $1.9 million representing the estimated net book value of the damaged assets. This property charge was offset at that time by an equal amount recoverable from UHS. During 2004, UHS incurred approximately $1.9 million in replacement costs in connection with this property and that amount was included as construction in progress on our consolidated balance sheet as of December 31, 2004. During the twelve months ended December 31, 2005, UHS incurred an additional $4.7 million in replacement costs and since these additional costs have also been recovered from UHS, $4.7 million has been included in net income during the year ended December 31, 2005. The repairs to the facility were completed as of December 31, 2005. UHS spent a total of approximately $6.6 million to replace the damaged property at this facility and this amount is reflected as buildings and improvements on our consolidated balance sheet.

During 2004 we invested an additional $2.1 million in exchange for a 95% non-controlling interest in a limited liability company that acquired the Spring Valley Medical Office Building, a 60,000 square foot medical office building on the campus of Spring Valley Hospital in Las Vegas, Nevada. This medical office building has tenants which are subsidiaries of UHS.

During the fourth quarter of 2004 we invested an additional $600,000 (for a total of $3.0 million in equity and $6.5 million of debt financing, which was repaid to us during the first quarter of 2005) for the purchase of a 98% non-controlling equity interest in a limited liability company that simultaneously purchased the 700 Shadow Lane & Goldring MOBs, consisting of three medical office buildings on the campus of Valley Hospital Medical Center in Las Vegas, Nevada. These medical office buildings were purchased from VHS and have tenants which are subsidiaries of UHS.

UHS Legal Proceedings:    We have been advised by UHS that UHS, together with its South Texas Health System affiliates, which operate McAllen Medical Center, were served with a subpoena dated November 21, 2005, issued by the Office of Inspector General of the Department of Health and Human Services. At that time, the Civil Division of the U.S. Attorney’s office in Houston, Texas indicated that the subpoena was part of an investigation under the False Claims Act of compliance with Medicare and Medicaid rules and regulations pertaining to the employment of physicians and the solicitation of patient referrals from physicians from January 1, 1999 to the date of the subpoena related to the South Texas Health System. UHS has informed us that it is cooperating in the investigation. On February 16, 2007, UHS’s South Texas Health System affiliates were served with a search warrant in connection with what UHS has been advised is a related criminal investigation concerning the production of documents. UHS has advised us that, at this time, it is unable to evaluate the existence or extent of any potential financial exposure in connection with this matter.

UHS has advised us that it monitors all aspects of its business and that is has developed a comprehensive ethics and compliance program that is designed to meet or exceed applicable federal guidelines and industry standards. Because the law in this area is complex and constantly evolving, governmental investigation or litigation may result in interpretations that are inconsistent with industry practices, including UHS’s. Although UHS believes their policies, procedures and practices comply with governmental regulations, no assurance can be given that UHS will not be subjected to further inquiries or actions, or that UHS will not be faced with sanctions, fines or penalties in connection with the investigation of our South Texas Health System affiliates. Even if UHS were to ultimately prevail, the government’s inquiry and/or action in connection with this matter could have a material adverse effect on UHS’s future operating results and on the future operating results of McAllen Medical Center. While the base rentals are guaranteed by UHS through the end of the lease term, should this matter adversely impact on the future revenues and/or operating results of McAllen Medical Center, the future bonus rental earned by us on this facility may be materially, adversely impacted. Bonus rental revenue earned by us from McAllen Medical Center amounted to $1.9 million during each of 2006 and 2005 and $2.2 million during 2004. We can provide no assurance that this matter will not have a material adverse impact on underlying value of McAllen Medical Center or on the future base rental earned on this facility after the December, 2011 scheduled expiration of the existing lease term.

Officers and Employees:    Our officers are all employees of UHS and although as of March 31, 2007 we had no salaried employees, our officers do receive stock-based compensation from time-to-time.

Share Ownership:    As of March 31, 2007, UHS owned 6.7% of our outstanding shares of beneficial interest.

Review, Approval and Ratification of Related Party Transactions

Pursuant to our Code of Business Conduct and Ethics, all employees, officers and Trustees of the Trust, including family members and entities in which such persons have an interest (except any other publicly traded company in which such persons have less than a 5% interest) should avoid any relationship or financial interest which gives rise to an actual or potential conflict of interest between us and the employee, officer or Trustee. If an employee, officer or Trustee becomes aware of an actual or potential conflict of interest, he or she should promptly bring it to the attention of, and disclose all material facts to, one or more of a supervisor, a member of our legal staff, or the Chairperson of the Nominating and Governance Committee of the Board.

Pursuant to Section 4.9 of our Declaration of Trust, we may not engage in a transaction with any employee, officer, agent or Trustee of the Trust or with any employee, officer, agent or director of the Advisor, or any affiliate thereof except to the extent that such transaction has been approved or ratified by a majority of the Trustees who do not have an interest in the transaction. We may not engage in a transaction with our Advisor or any affiliate thereof (such as UHS) except to the extent that such transaction has been approved or ratified by a majority of the Independent Trustees. In approving or rejecting the proposed agreement, the Trustees will consider the relevant facts and circumstances available and deemed relevant, including but not limited to, the risks, costs, and benefits to us, the terms of the transactions, the availability of other sources for comparable services or products, and, if applicable, the impact on Trustee independence. In general, the Trustees shall only approve those agreements that, in light of known circumstances, are in or are not inconsistent with, our best interests and that are fair and reasonable to us and our shareholders. For certain transactions with related persons, our Declaration of Trust requires that, based on an independent real estate appraiser, the total consideration is not in excess of the appraised value of the interest in the real property being acquired or disposed of, as applicable. If a transaction involves payments by us for services rendered (other than as Advisor, officer or Trustee), our Declaration of Trust requires that the payments made by us may not be in excess of payments made by third-parties to the related person for comparable services in the same geographic area and may not be in excess of fees charged by parties unrelated to us for comparable services in the same geographic area.

Since the beginning of our last fiscal year, we have not been a party to, and we have no plans to be a party to, any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which any executive officer or Trustee, holder of more than 5% of our voting securities, personnel, or any member of the immediate family of any of the foregoing, had or will have a direct or indirect material interest, other than our relationship with UHS and our Advisor as disclosed herein. All of our transactions with UHS and our Advisor were approved by a majority of our Independent Trustees.

AUDIT COMMITTEE REPORT

The Board of Trustees is committed to the accuracy and integrity of its financial reporting. The Audit Committee takes an involved and active role in delivering on this commitment.

The Audit Committee provides independent, objective oversight of our accounting functions and internal controls.

The Audit Committee reviews and evaluates, and discusses and consults with our management and the internal audit personnel and the independent registered public accounting firm about the following:

•	the plan for, and the independent registered public accounting firm reports on, the audit of our financial statements and internal control over financial reporting;

•	changes in our accounting practices, principles, controls or methodologies, or in our financial statements;

•	significant developments in accounting rules;

•	the adequacy of our internal controls over financial reporting, and accounting, financial and auditing personnel; and

•	the establishment and maintenance of a work environment that promotes ethical behavior.

The Audit Committee acts under a written charter, as revised and adopted and approved by the Board of Trustees in March 2004. The Audit Committee reviews, acts on and reports to the Board of Trustees with respect to various auditing, accounting, financial reporting, internal control and regulatory compliance matters. In discharging its oversight role, the Audit Committee may engage independent counsel and other advisers as it determines necessary. In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee also has the direct responsibility to select, evaluate, determine the compensation of, oversee, and where appropriate, replace our independent registered public accounting firm, and has the authority to resolve disagreements between management and our auditors. The Audit Committee may establish procedures for the receipt, retention and treatment of complaints received by the Trust regarding accounting and auditing matters, as well as confidential, anonymous submission by employees. The Board of Trustees has determined that each of the members of the Audit Committee is “independent” within the meaning of the rules of the NYSE and the Securities Exchange Act of 1934, as amended by the Sarbanes-Oxley Act of 2002.

The Audit Committee recommended to the Board of Trustees that the financial statements be included in the Annual Report on Form 10-K. The Audit Committee took a number of steps in making this recommendation for 2006:

•	First, the Audit Committee discussed with our independent registered public accounting firm the overall scope and plans for their audits.

•

Second, the Audit Committee met with the independent registered public accounting firm, without management present, to discuss the results of their audits, their evaluations of our internal controls and the overall quality of our financial reporting.

•

Third, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

•

Fourth, the Audit Committee reviewed with the independent registered public accounting firm their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States.

•

Finally, the Audit Committee discussed with the independent registered public accounting firm their independence from management and the Trust, including the matters in the written disclosures required by the Independence Standards Board, and considered the compatibility of non-audit services with the auditors’ independence.

The Audit Committee reviewed our financial statements with the Board of Trustees and discussed with KPMG LLP during the 2006 fiscal year, the matters required to be discussed by Statement on Auditing Standards No. 61. The Audit Committee received from KPMG LLP the written disclosures, including the letter, required by

Independence Standards Board Standard No. 1 and discussed with it its independence. Based on these discussions with KPMG LLP and the financial statement review, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board of Trustees that the audited financial statements be included in our 2006 Annual Report on Form 10-K.

AUDIT COMMITTEE

Myles H. Tanenbaum, Chairman James E. Dalton, Jr. Elliot J. Sussman, M.D.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP served as our independent registered public accounting firm for the 2006 and 2005 fiscal years and has been selected to serve in that capacity us for the 2007 fiscal year. It is anticipated that representatives of KPMG LLP will be present at the Annual Meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to any appropriate inquiries of the shareholders or their representatives.

Set forth below are the fees paid or accrued for the services of KPMG LLP during 2006 and 2005:

	2006	2005
Audit fees	$347,000	$349,000

Audit-related fees	—	—
Tax fees	155,300	172,745
All other fees	—	—

Total	$502,300	$521,745

Audit fees for 2006 and 2005 consist primarily of services rendered to us or various audits of limited liability companies in which we hold equity interests. Such audit services include audits of financial statements, audit of our annual management assessment of the effectiveness of internal control over financial reporting in 2006 (as required by Section 404 of the Sarbanes-Oxley Act of 2002), reviews of our quarterly financial statements, and audit services provided in connection with regulatory filings.

Tax fees for services rendered in 2006 and 2005 consisted primarily of the preparation of federal and state income tax returns and consultation on various tax matters related to us or limited liability companies in which we hold equity interests.

The Audit Committee has considered and determined that the provision of non-audit services by our principal auditor is compatible with maintaining auditor independence.

All audit and permissible non-audit services provided to us by the independent registered public accounting firm are pre-approved by the Audit Committee, which considers whether the proposed services would impair the independence of the independent registered public accounting firm. The Audit Committee’s pre-approval is subject to the procedure established by the Audit Committee. The Chairperson of the Audit Committee may pre-approve audit and permissible non-audit services during the time between Audit Committee meetings if the fees for the proposed services are less than $25,000.

YOU ARE URGED TO VOTE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR VOTE YOUR PROXY BY TELEPHONE OR INTERNET AT YOUR EARLIEST CONVENIENCE, WHETHER OR NOT YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING IN PERSON.

BY ORDER OF THE BOARD OF TRUSTEES

Cheryl K. Ramagano
Secretary

King of Prussia, Pennsylvania

May 1, 2007

ANNEX A

UNIVERSAL HEALTH REALTY INCOME TRUST

2007 RESTRICTED STOCK PLAN

1. Purpose. The purpose of the Plan is to enable Universal Health Realty Income Trust, a Maryland real estate investment trust (the “Trust”), to make compensatory awards of shares of beneficial interest in the Trust (“Shares”) in order to facilitate the ability of the Trust to motivate and reward eligible officers, employees, trustees and other personnel and thereby enhance shareholder value.

2. Administration. The Plan will be administered by the compensation committee (the “Committee”) of the board of trustees of the Trust (the “Board”) provided that, the Board will have sole responsibility and authority for matters relating to the grant and administration of awards to any member of the Board who is not an officer or employee of the Trust or its affiliates. Subject to the provisions of the Plan, the Committee, acting in its discretion, may (a) select the persons to whom awards will be made, (b) prescribe the terms and conditions of each award and make amendments thereto, (c) construe, interpret and apply the provisions of the Plan and of any agreement or other document evidencing an award made under the Plan, and (d) make any and all determinations and take any and all other actions as it deems necessary or desirable in order to carry out the terms of the Plan. The decision of the Committee as to any disputed question arising under the Plan or with respect to any award shall be final and conclusive on all persons. Notwithstanding the foregoing, the full Board may perform any function of the Committee hereunder, in which case and to such extent the term “Committee” shall refer to the Board.

3. Share Limitations. Subject to adjustments required or permitted by the Plan, the Trust may issue a total of 75,000 Shares under the Plan. Shares covered by awards that are canceled or forfeited may be reissued and will not be taken into account for purposes of determining the number of Shares that remain available for issuance under the Plan. The total number of Shares that may be awarded to any individual in any calendar year may not exceed 12,500 plus the individual’s unused annual Share limit as of the close of the preceding calendar year.

4. Eligibility. Awards may be granted under the Plan to any present or future trustee, officer, employee, consultant, adviser or other personnel of or to the Trust.

5. Terms and Conditions of Awards.

5.1 General. Awards under the Plan will take the form of Shares issued by the Trust in the name of the participant subject to specified transfer restrictions and vesting conditions (“Restricted Shares”). The terms and conditions of each award will be fixed by the Committee, acting in its discretion, subject to the terms of the Plan.

5.2 Minimum Purchase Price. Subject to the provisions of applicable law, the purchase price payable for Shares issued pursuant to an award under the Plan will be equal to the par value of the Shares.

5.3 Issuance of Restricted Shares. Restricted Shares issued pursuant to an award may be evidenced by book entries on the Trust’s Share transfer records pending satisfaction of the applicable vesting conditions. If a certificate for Restricted Shares is issued, the certificate will bear an appropriate legend to reflect the nature of the conditions and restrictions applicable to the Shares. The Trust may require that such certificates be held in custody by the Trust until the applicable vesting conditions are satisfied and the transfer restrictions lapse. The Committee may establish such other conditions as it deems appropriate in connection with the issuance of certificates for Restricted Shares, including, without limitation, a requirement that the recipient deliver a duly signed power, endorsed in blank, for the Restricted Shares, in order to facilitate the administration of future forfeitures.

5.4 Stock Certificates for Vested Shares. A participant who receives a Restricted Share award will be entitled to receive a certificate for the Shares covered by the award, free and clear of conditions and restrictions (except as may be imposed in order to comply with applicable law) if (and only if), as and when the applicable vesting conditions are satisfied and the transfer restrictions lapse. The settlement of a Restricted Share award will be subject to the payment or other satisfaction of applicable withholding taxes.

5.5 Rights as a Shareholder. The holders of Restricted Shares will have the same dividend and voting rights as the holders of Shares that are not subject to restrictions, provided, however, that the Committee, acting in its discretion, may condition the distribution of dividends upon the satisfaction of the vesting conditions and lapse of transfer restrictions applicable to the Restricted Shares with respect to which such dividends are otherwise distributable. Dividend distributions will be subject to the payment or other satisfaction of applicable withholding taxes.

5.6 Transfer Restrictions. Restricted Shares may not be sold, assigned, transferred, disposed of, pledged or otherwise hypothecated other than to the Trust or its designee in accordance with the terms of the award or the Plan, and any attempt to do so shall be null and void and, unless the Committee determines otherwise, shall result in the immediate forfeiture of the award.

5.7 Vesting Conditions. Each award will be subject to such vesting conditions as the Committee, acting in its discretion, shall prescribe, including, without limitation, continuing service conditions and/or performance conditions. Unless the Committee determines otherwise, upon termination of a participant’s employment or other service before the satisfaction of the applicable vesting conditions, the participant will forfeit any then outstanding Restricted Shares. If Restricted Shares are forfeited, any certificate representing such Restricted Shares will be canceled on the books of the Trust and the participant will be entitled to receive from the Trust an amount equal to the cash purchase price, if any, previously paid by the participant for such Restricted Shares.

6. Performance Awards.

6.1 General. The Committee may condition the vesting of awards under the Plan on the achievement of specified performance goals in accordance with this section.

6.2 Objective Performance Goals. A performance goal established in connection with an award covered by this section must be (a) objective, so that a third party having knowledge of the relevant facts could determine whether the goal is met; (b) prescribed in writing by the Committee at a time when the outcome is substantially uncertain, but in no event later than the first to occur of (1) the 90th day of the applicable performance period, or (2) the date on which 25% of the performance period has elapsed; and (c) based on any one or more of the following business criteria, applied to an individual, the Trust and/or any one or more of its properties or other operating unit(s) as the Committee may designate (in each case, subject to the conditions of the performance-based compensation exemption from Section 162(m) of the Internal Revenue Code of 1986):

(i)	earnings per Share,

(ii)	Share price or total shareholder return,

(iii)	pre-tax profits,

(iv)	net earnings,

(v)	return on equity or assets,

(vi)	revenues,

(vii)	operating income before depreciation, amortization and non-cash compensation expense,

(viii)	funds from operations per share

(ix)	market share or market penetration, or

(x)	any combination of the foregoing.

The applicable performance goals may be expressed in absolute or relative terms, and must include an objective formula or standard for computing the amount of compensation payable to an employee if the goal is attained. A formula or standard is objective if a third party having knowledge of the relevant performance results could calculate the amount to be paid to the employee. The formula or standard may provide for the payment of a higher or lower amount depending upon whether and the extent to which a performance goal is attained. The Committee may not use its discretion to increase the amount of compensation payable that would otherwise be due upon attainment of a performance goal; provided that, subject to the requirements for exemption under Section 162(m) of the Code, the Committee may make appropriate adjustments to an award in order to equitably reflect changes in accounting rules, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar types of events or circumstances occurring during the applicable performance period.

6.3 Determination of Amount Payable. Following the expiration of the performance period applicable to an award made under this section, the Committee shall determine whether and the extent to which the performance goals have been attained and the amount of compensation, if any, that is payable as a result. The Committee must certify in writing prior to payment of the compensation that the performance goals and any other material terms of the award were in fact satisfied.

7. Capital and Other Changes.

7.1 Adjustments Upon Changes in Capitalization. The aggregate number and class of Shares that may be issued under the Plan, the total number and class of Shares with respect to which awards may be granted to any individual in any calendar year, and the number and class of Shares covered by each outstanding award, shall be subject to adjustment in order to equitably reflect the effect on issued Shares resulting from a split-up, spin-off, recapitalization, consolidation of Shares or any similar capital adjustment, and/or to reflect a change in the character or class of Shares covered by the Plan and an award.

7.2 Mergers and Other Transactions. In the event of a merger or other transaction involving the Trust or substantially all of the assets of the Trust, the Board, in its discretion, may cause any outstanding Restricted Shares issued under the Plan to be (a) cancelled, (b) converted into cash or other property, (c) converted into restricted shares of the surviving or acquiring person or entity, or (d) otherwise disposed of. The Board may cause all outstanding Restricted Shares (or, if applicable, restricted shares covered by a converted award) to become fully vested either upon the occurrence of such merger or other transaction or upon a termination of employment or other service within a certain period of time before or after such occurrence. All adjustments made by the Board under this section shall be final, binding and conclusive.

8. Termination and Amendment of the Plan. The Board may terminate the Plan at any time or amend the Plan at any time and from time to time; provided, however, that:

(a) no such action shall impair or adversely alter any awards theretofore granted under the Plan, except with the consent of the recipient or holder, nor shall any such action deprive any such person of any Shares which he or she may have acquired through or as a result of the Plan; and

(b) to the extent necessary under applicable law or the requirements of any exchange, no amendment shall be effective unless approved by the shareholders of the Trust in accordance with applicable law.

9. Limitation of Rights. Nothing contained in the Plan or in any award agreement shall confer upon any recipient of an award any right with respect to the continuation of his or her employment or other service with the Trust, or interfere in any way with the right of the Trust at any time to terminate such employment or other service or to increase or decrease, or otherwise adjust, the compensation and/or other terms and conditions of the recipient’s employment or other service.

10. Miscellaneous.

10.1 Governing Law. The Plan and the rights of all persons claiming under the Plan shall be governed by the laws of the State of Maryland, without giving effect to conflicts of laws principles thereof.

10.2 Compliance with Law. The Trust will not be obligated to issue or deliver Shares pursuant to the Plan unless the issuance and delivery of such Shares complies with applicable law and the requirements of any securities exchange or market upon which the Shares may then be listed.

10.3 Withholding of Taxes. As a condition to the settlement of any award or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation on the part of the Trust with respect to an award, the Trust may (a) deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to the participant, whether or not such payment or distribution is covered by the Plan, or (b) require the participant to remit cash (through payroll deduction or otherwise) or make other arrangements permitted by the Trust, in each case in an amount or of a nature sufficient in the opinion of the Trust to satisfy or provide for the satisfaction of such withholding obligation. At the sole discretion of the Committee, a participant may satisfy withholding obligations by electing to have the Trust withhold Shares having a fair market value equal to the amount of tax required to be withheld.

10.4 Effective Date; Term. The Plan shall become effective on the date it is initially approved and adopted by the Board, subject to approval of the holders of the Trust’s Shares at the Trust’s 2007 annual meeting. Unless sooner terminated, the Plan will terminate on the tenth anniversary of the effective date.

Ú  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  Ú

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Proxy — Universal Health Realty Income Trust

This Proxy is Solicited By The Board of Trustees For The Annual Meeting of Shareholders

To Be Held on June 1, 2007

Alan B. Miller and Cheryl K. Ramagano, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote, as designated on the reverse side, all shares of Universal Health Realty Income Trust (the “Trust”) held of record by the undersigned on April 20, 2007 at the Annual Meeting of Shareholders to be held at 10:00 a.m., on Friday, June 1, 2007 at the offices of the Trust at Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania and at any adjournment thereof. Any and all proxies heretofore given are hereby revoked.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED “FOR” ELECTION OF THE NOMINEES FOR TRUSTEE, “FOR” THE 2007 RESTRICTED STOCK PLAN, AND “AGAINST” THE SHAREHOLDER PROPOSAL.

(This proxy is continued on reverse side)

PLEASE SIGN ON REVERSE SIDE AND RETURN PROMPTLY

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

Ú  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  Ú

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A Election of Trustees — The Trustees recommends a vote FOR the listed nominees.
1. Nominees:	For	Withhold		For	Withhold

01 - Miles L. Berger	☐	☐	02 - Elliot J. Sussman, M.D.	☐	☐

B Issues — The Trustees recommends a vote FOR Proposal No. 2 and a vote AGAINST Proposal No. 3.

	For	Against	Abstain		For	Against	Abstain

2. The Approval of The Universal Health Realty Income Trust 2007 Restricted Stock Plan.	☐	☐	☐	3. The Consideration of one Shareholder Proposal.	☐	☐	☐

Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement furnished herewith. Please sign exactly as name appears hereon. Each joint owner shall sign. Executors, administrators, trustees, etc. should give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

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